Ironclad Performance Wear Reports Fourth Quarter and

Fiscal Year 2015 Results

FARMERS BRANCH, TX – March 9, 2016 – Ironclad Performance Wear Corporation (ICPW), the recognized leader in high-performance task-specific work gloves, reported financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter 2015 Results

The Company reported Net Sales for the fourth quarter of 2015 of $8.42 million, a decrease of 8.0% from the fourth quarter total of $9.15 million for 2014. The revenue decrease was primarily attributable to lower shipments made to two of the Company’s largest distributors primarily selling to the oil & gas and mining industries. These distributors are located both in the U.S. and abroad.

Gross Profit was $2.82 million, or 33.5% of Net Sales in the fourth quarter of 2015, compared to $3.19 million, or 34.8% of Net Sales in the fourth quarter of 2014. The decrease in gross profit is primarily attributable to the reduction in Net Sales and the mix of business.

Operating Expenses in the fourth quarter were $2.55 million or 30.3% of Net Sales, as compared to $1.91 million or 20.9% of Net Sales, during the same period last year. Approximately 2/3 of the increase was attributable to investment in staffing and related expenses to execute the transition of the Grainger business as well as the expansion of our new Canadian distributor. The other third was due to litigation that we initiated against a distributor of our product, unfavorably impacting Operating Expenses.

Income from Operations in the fourth quarter was $0.26 million or 3.1% as compared to $1.28 million or 13.9% during the same period in 2014.

Net Income for the fourth quarter was $0.24 million, or $0.00 per share, as compared to $2.11 million, or $0.03 per share, in the same period last year.

The Company recorded a deferred tax benefit of $0 in 2015 and $760,000 in 2014.

Fiscal 2015 Year-End Results

Full-year Net Sales for 2015 were $23.6 million, representing a 2.9% decrease from 2014 Net Sales of $24.3 million.

Gross Profit was $8.28 million or 35.1% of Net Sales in 2015, as compared to $8.17 million, or 33.6% of Net Sales for full-year 2014. The increase in gross profit is primarily attributable to a better mix of business, less promotional sales and the result of our supply chain efforts.

Operating Expenses were $8.42 million or 35.7%, of Net Sales, as compared to $8.06 million or 33.2% of Net Sales, for the full-year 2014. The increase was primarily attributable to investment spend to land and execute the increased Grainger business as well as the expansion of our customer base. In addition, costs of litigation that we initiated against a distributor of our product, unfavorably impacted Operating Expenses.

Loss from Operations was ($145,808) for 2015 as compared to Income from Operations of $108,701 for fiscal year 2014.

Net Loss for 2015 was ($231,315), or $0.00 per share, as compared to Net Income of $934,319 or $0.01 per share, in the prior year.

The Company reduced its deferred tax valuation allowance by 0% and 28% thereby recognizing $0 and $760,000 in tax benefits in 2015 and 2014, respectively.

Jeff Cordes, Chief Executive Officer of Ironclad commented; “The 4th quarter results announced today are not what we had anticipated. They are disappointing for all of us after building momentum for the prior two quarters. We are not immune to changes in our core markets and as we stated in our Q4 2014 earnings release “We remind our investors that timing of orders from Ironclad’s customers may cause variability in quarterly results”.

It is important to recognize that during the 4th quarter of 2015 the Company recorded sales to new customers of more than $3.0 million. Those increases were offset by lower sales to just two major distributors of the Company. One distributor is the focus of litigation that Ironclad is pursuing against them. The other is a long time distributor that is adjusting stocks to deal with a difficult but improving home market. The increased sales to new customers came in new product lines including Vibram and EXO. Given the serious declines of business across oil and gas, the fact of our new business wins is very good news.

The increased SG&A is simply the result of two factors, the aforementioned litigation and our preparation for the highly anticipated launch of our new business with Grainger. We are committed to Grainger and have built a team and infrastructure to support them. We are already seeing the results from these investments in Q1 2016.

While not the ending to 2015 we desired to report to our shareholders, the efforts made in 2015 with new customers, new products, and new distributors, all investments in our future, have already begun to bear fruit in 2016.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss 2015 financial results on Wednesday, March 9th, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial:

Date: March 9th, 2016

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Domestic Dial-In Number: 1-888-428-9490

International Dial-In Number: 1-719-325-2495

Conference ID Number: 4173951

The conference call will be broadcast simultaneously and available for replay at: http://public.viavid.com/index.php?id=118401 and also via the landing page of the Company's Website at www.ironcladinvestor.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Replay Dial-In Numbers:

TOLL-FREE 1-877-870-5176

TOLL/INTERNATIONAL 1-858-384-5517

From: 03/09/16 at 7:30 pm Eastern Time

To: 04/09/16 at 11:59 pm Eastern Time

Replay Pin Number: 4173951

The Company's financial results will be posted online at www.ironcladinvestor.com once they are publicly released.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through March 19, 2016.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding strengthening partner relationships, additional markets for Ironclad’s products and Ironclad’s growth in 2016. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

William Aisenberg, CFO

Bill.Aisenberg@ironclad.com

(972) 996-5664

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$276,981	$340,903
Accounts receivable net of allowance for doubtful accounts of $30,000 and $30,000	8,857,768	6,283,032
Inventory net of reserve of $547,800 and $547,800	6,681,715	7,123,654
Deposits on inventory	171,593	661,744
Prepaid and other	610,417	566,022
Deferred tax asset - current	404,000	183,000
Total Current Assets	17,002,474	15,158,355

Property and Equipment
Computer equipment and software	622,264	507,640
Furniture and equipment	308,398	255,085
Leasehold improvements	174,298	169,904
Less: accumulated depreciation	(767,047)	(641,953)
Total Property and Equipment, Net	337,913	290,676

Other Assets
Trademarks and patents net of accumulated amortization of $68,094 and $58,560	125,895	135,064
Deposits	21,306	21,306
Deferred tax asset - long term	1,428,000	1,649,000
Total Other Assets	1,575,201	1,805,370

Total Assets	$18,915,588	$17,254,401

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$3,358,724	$2,589,623
Line of credit	3,224,780	2,586,034
Total Current Liabilities	6,583,504	5,175,657

Total Liabilities	6,583,504	5,175,657

Stockholder's Equity
Common stock, $0.001 par value, 172,744,750 shares authorized,
82,937,309 and 80,808,629 shares issued and outstanding at
December 31, 2015 and December 31, 2014, respectively	82,937	80,808
Capital in excess of par value	20,776,012	20,293,486
Accumulated deficit	(8,526,865)	(8,295,550)
Total Stockholders' Equity	12,332,084	12,078,744

Total Liabilities & Stockholders' Equity	$18,915,588	$17,254,401

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
REVENUES
Net sales	$8,421,860	$9,157,164	$23,582,019	$24,283,552

COST OF SALES
Cost of sales	5,603,071	5,965,923	15,303,597	16,114,336

GROSS PROFIT	2,818,789	3,191,241	8,278,422	8,169,216

EXPENSES
General and administrative	1,067,289	779,370	3,311,254	3,372,235
Sales and marketing	880,660	664,396	3,120,131	2,717,491
Research and development	190,623	152,219	670,590	543,375
Purchasing, warehousing and distribution	382,290	283,531	1,187,628	1,303,818
Depreciation and amortization	34,762	34,837	134,627	123,596

Total Operating Expenses	2,555,624	1,914,353	8,424,230	8,060,515

(LOSS) INCOME FROM OPERATIONS	263,165	1,276,888	(145,808)	108,701

OTHER INCOME (EXPENSE)
Interest expense	(25,769)	(15,673)	(91,404)	(25,288)
Interest income	7	7	28	28
Other income, net	—	—	—	131
Gain on disposition of equipment	—	—	—	1,802

Other Income (Expense), Net	(25,762)	(15,666)	(91,376)	(23,327)

NET INCOME BEFORE BENEFITS FROM INCOME TAXES	237,403	1,261,222	(237,184)	85,374

Benefit from income taxes - current	5,869	88,945	5,869	88,945
Deferred income tax benefit - reversal of valuation allowance	—	760,000	—	760,000

NET INCOME (LOSS)	$243,272	$2,110,167	$(231,315)	$934,319

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.00	$0.03	($0.00)	$0.01
Diluted	$0.00	$0.02	($0.00)	$0.01

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING
Basic	82,937,309	80,808,629	81,819,809	78,438,557
Diluted	93,844,508	91,657,474	81,819,809	89,287,402